EXHIBIT 1

Glass Lewis Recommends Stillwater Mining Stockholders Vote for Board Change

Independent Firm Joins ISS in Recommending Stockholders Vote on the GREEN Proxy Card

NEW YORK, April 22, 2013 /PRNewswire/ -- Clinton Group, Inc. ("Clinton Group") today announced that research firm Glass, Lewis & Co. ("Glass Lewis") recommended Friday that Stillwater Mining Company (NYSE: SWC) ("Stillwater" or the "Company") stockholders support substantial change to the Company's Board of Directors by voting on the GREEN proxy card.

Despite Glass Lewis' self-described "reticence to recommend the removal of incumbent directors," Glass Lewis wrote that the Stillwater Board had made "multiple unforced errors" that amounted to a "compelling case for change among the board."

In describing the case for change as "compelling," Glass Lewis echoed research released by ISS, the other large proxy advisory firm, which said Clinton had "demonstrated a compelling case that change at the board level is warranted."

In its report, Glass Lewis specifically recommended that Stillwater stockholders "do not vote" on the incumbent's white card and instead recommended that Stillwater stockholders submit Clinton's green card. Both Glass Lewis and ISS are recommending votes on the GREEN card.

"We are pleased that both Glass Lewis and ISS have recognized the importance for stockholders to vote on the green proxy card and to help change the Stillwater Board," said Gregory P. Taxin, Managing Director of Clinton. "Stillwater's press release this morning, claiming support from Glass Lewis, is another shameful attempt by the Board to mislead Stillwater stockholders. This Board needs to be changed if stockholders want a different future."

In its analysis, Glass Lewis identified the acquisitions of Marathon PGM and Peregrine Metals, both of which involved Stillwater paying a greater than 250% premium to the target stockholders, as decisions in which the Board "overpaid and got less than they bargained for." Glass Lewis also noted Stillwater's "concerning upward trend in cash costs, marketing expenses, G&A expenses, CEO pay and director pay, especially in light of the Company's recent performance."

Glass Lewis awarded the Company a grade of "F" on executive compensation for failing to align pay with performance and was "cognizant of shareholders' previous discontent with certain board members, as demonstrated by the high percentage of withhold votes they received" in the past.

The Stillwater annual meeting is scheduled to be held on May 2, 2013. Clinton urges its fellow stockholders to use the GREEN proxy card when voting at this year's annual meeting and to vote for the Clinton nominees. More information about Clinton's proxy solicitation is available on http://www.TapStillwater.com.

Stockholders who have questions or require any assistance in delivering their proxy may contact Okapi Partners LLC at 437 Madison Avenue, 28th Floor, New York, New York 10022 or (212) 297-0720 or Toll-Free (855) 305-0857.

Mr. Taxin, who is one of the Clinton nominees, co-founded and served as the CEO of Glass Lewis from 2003 to 2007.

About Clinton Group, Inc.

 Clinton Group, Inc. is a Registered Investment Advisor based in New York City. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON") AND CHARLES R. ENGLES, SETH E. GARDNER, MICHAEL MCMULLEN, MICHAEL MCNAMARA, PATRICE E. MERRIN, BRIAN SCHWEITZER AND GREGORY P. TAXIN (TOGETHER WITH CLINTON, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF STILLWATER MINING COMPANY (THE "COMPANY") FOR USE AT THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON MARCH 26, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: Connie Laux, +1-212-825-0400